Exhibit 99.1


                Earnings Rise 62% at Southwest Community Bancorp

    CARLSBAD, Calif.--(BUSINESS WIRE)--Jan. 25, 2005--Southwest Community Bancorp (the "Company") (OTCBB:SWCB), parent company for Southwest Community Bank and Financial Data Solutions, Inc. (FDSI), reported a 62% increase in earnings for the year ended December 31, 2004 to $4,745,000, or $1.25 per diluted share, compared with earnings of $2,935,000, or $0.85 per diluted share for 2003. The 2004 results represent the second consecutive year the Company reported an increase in earnings in excess of 60%. The annualized return on average equity and average assets for the year 2004 was 17.6% and 1.2% respectively compared with 16.9% and 1.0% for 2003.
    For the three months ended December 31, 2004 the Company reported a 25% increase in earnings to $1,184,000, or $0.28 per diluted share, compared with earnings of $944,000, or $0.27 per diluted share for the same period in 2003. The annualized return on average equity and average assets for the three month period in 2004 was 12.4% and 1.0% respectively compared with 20.5% and 1.2% for the comparable period in 2003. The smaller increase in net income per share and lower return on average equity in the fourth quarter of 2004 compared to 2003 was due to the increase in shareholders' equity and average common shares outstanding as the result of the sale of common stock that was completed late in the third quarter of 2004.
    Total consolidated assets increased by 57% to $533 million at December 31, 2004 year end as compared to $339 million at the 2003 year end. Deposits rose to $483 million at the 2004 year end, a 56% increase from $308 million at December 31, 2003. Total loans increased by 50% to $284 million at the 2004 year end as compared to $189 million at December 31, 2003.

    Operating Results for the Twelve Month Periods:

    Net interest income before provision for loan losses increased 42% to $17.5 million for the year 2004 compared to $12.3 million in 2003. The provision for loan losses in 2004 increased by 84% to $1.475 million compared to $800 thousand in 2003, largely due to the 50% increase in total loans. The allowance for loan losses as of December 31, 2004 represented 1.32% of loans outstanding.
    Noninterest income increased 24% to $11.4 million in 2004 from $9.2 million in 2003. Growth in noninterest income during the year was largely due to increases in deposit fees and service charges, data processing income, loan referral fees and gains on the sale of SBA loans. Noninterest expense increased 24% during the year to $19.5 million from $15.7 million in 2003 with salaries and employee benefits, occupancy & equipment, correspondent bank fees and professional services representing the largest increases.
    Nonperforming assets, which consist of loans on nonaccrual or past due for 90 days or more, totaled $1.8 million or 0.62% of total loans as of December 31, 2004 compared with $1.1 million or 0.58% of total loans at December 31, 2003. Nonperforming loans, net of government guarantees on SBA loans, were $666 thousand or 0.23% of total loans at the 2004 year end, compared with $685 thousand or 0.36% at the end of 2003.

    Operating Results for the Three Month Periods ended December 31:

    Net interest income before provision for potential loan losses increased by 50% to $5.3 million for the 2004 fourth quarter compared with $3.5 million in the comparable period in 2003. The provision for loan losses for the 2004 period totaled $750 thousand compared to $305 thousand in the 2003 period.
    Noninterest income increased by 15% to $2.9 million for the fourth quarter of 2004 from $2.5 million for the same period in 2003, largely due to increases in data processing income, loan referral fees and gains on the sale of SBA loans. Noninterest expense increased 32% in the 2004 period to $5.5 million from $4.2 million in the comparable 2003 period with salaries and employee benefits, occupancy & equipment and correspondent bank fees representing the largest increases.
    Capital ratios at both the Company and Southwest Community Bank remain above the levels required for a "well capitalized" designation by regulatory agencies. The Tier 1 Leverage capital ratios for the Company and the Bank at December 31, 2004 were 9.5% and 8.6% respectively.
    Highlights for the Company during the year include the successful completion of a $14.5 million secondary offering in the third quarter and the purchase of the 49% minority-interest in FDSI during the second quarter. Southwest Community Bank expanded its SBA Preferred Lender status to include every county in California and opened its eighth full-service office in San Bernardino, California. FDSI expanded its total client base by 31% from 58 to 76 clients. New clients during the year include United Commercial Bank, The Golden 1 Credit Union, First United Services Credit Union and 1st Pacific Bank. As of December 31, 2004, the aggregate assets of FDSI's financial institution clients exceeded $30 billion.
    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California, and a Loan Production Office in Glendale, California; and Financial Data Solutions, Inc., a state-wide Image Item Processing service company with service centers in Murrieta, El Monte and San Leandro, California.
    Shares of the Company's common stock are traded on the OTC Bulletin Board under the symbol SWCB. For more information, visit our web site at www.swcbank.com.

    Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.



             SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
             (dollars in thousands, except per share data)


Consolidated Statements of Income

                           Three Months Ended          Years Ended
                              December 31,             December 31,
                            2004        2003        2004        2003
                            ----        ----        ----        ----
Interest income            $5,780      $3,796     $19,010     $13,272
Interest expense              477         258       1,543         995
Net interest income         5,303       3,538      17,467      12,277
Provision for loan losses     750         305       1,475         800
Net interest income
 after provision            4,553       3,233      15,992      11,477

Non interest income         2,897       2,511      11,426       9,208
Non interest expense        5,478       4,157      19,478      15,741
Income before income taxes  1,972       1,587       7,940       4,944
Income taxes                  788         643       3,195       2,009
Net Income                 $1,184        $944      $4,745      $2,935

Basic EPS                   $0.34       $0.32       $1.53       $1.01
Diluted EPS                 $0.28       $0.27       $1.25       $0.85
Average shares
 outstanding            3,466,283   2,901,900   3,104,577   2,898,158
Average diluted shares
 outstanding            4,197,972   3,492,533   3,799,697   3,468,624

Return on average
 equity (annualized)         12.4%       20.5%       17.6%       16.9%
Return on average
 assets (annualized)          1.0%        1.2%        1.2%        1.0%
Efficiency ratio             66.8%       68.7%       67.4%       73.3%


Consolidated Balance Sheets

                                                 Dec. 31,    Dec. 31,
                                                   2004        2003
                                                   ----        ----
Assets
Cash and due from banks                          $101,162    $110,372
Federal funds sold                                 69,190       4,175
Investment securities                              62,072      24,120

Loans, net of unearned income                     283,600     188,715
   Less allowance for loan losses                   3,744       2,511
   Net loans                                      279,856     186,204
Other assets                                       20,594      13,944
   Total                                         $532,874    $338,815
Liabilities and Shareholders' Equity
Noninterest-bearing                              $362,617    $236,641
Interest bearing                                  120,145      71,738
   Total Deposits                                 482,762     308,379
Accrued interest and other liabilities              2,885       1,562
Junior subordinated debt                            8,248       8,248
Notes payable                                          91         200
Minority interest in subsidiary                                 1,464
   Total Liabilities                              493,986     319,853
Shareholders' Equity
Common stock                                       29,901      14,676
Retained earnings                                   9,107       4,362
Other comprehensive income (loss)                    (120)        (76)
   Total Shareholders' Equity                      38,888      18,962
   Total                                         $532,874    $338,815

Book value at end of period                        $11.16       $6.53
Shares outstanding at end of period             3,485,066   2,902,494

Nonperforming loans                                $1,766      $1,101
   As a percent of outstanding loans                 0.62%       0.58%

    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, 760-918-2620
             Chief Executive Officer
             or
             Alan J. Lane, 760-918-2608
             President & COO